Exhibit 99.1

Contact:  Marcus Smith (425) 951-1398

SONOSITE SECOND QUARTER REVENUES GROW 18%
FIRST HALF REVENUE UP 22%, OVERALL

Conference Call Webcast Live Today at 1:30 pm Pacific/4:30 pm Eastern

BOTHELL, WA – July 25, 2011 – SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in bedside and point-of-care ultrasound, today reported financial results for the second quarter ended June 30, 2011.

REVENUE
Revenue for the second quarter of 2011 was $72.7 million, an increase of 18% compared to $61.5 million in the second quarter of 2010.

Revenue for the first half of 2011 was $143.8 million compared to $117.5 million in 2010, an increase of 22%.

Revenue from VisualSonics (VSI), Inc. was $8.3 million for the quarter, up 7%. Revenues were $16.5 million for the first half of 2011, up 5%.

Foreign exchange contributed to a 4% favorable impact on second quarter results and a 3% favorable impact on the first half of 2011.

Revenues were also negatively impacted in the second quarter by a series of delayed orders between $4.0-$5.0 million.

SECOND QUARTER, FIRST HALF, AND MARKETING MILESTONES
•	Sustained revenue growth in North America, up 17% for the first half. Second quarter revenues were up 8%, and impacted by order delays.
•	US Hospital revenues increased by 15% for the first half, and 8% for the second quarter.
•	International business increased by 3% in the first half and 5% for the quarter. Results were favorably impacted by growth in developing markets and currency.
•	Emerging market growth in China and India for the first half was 36% and 18% respectively; growth in the second quarter was 33% for each country.
•	Gross margins were stable, 70.4% for the first half, and 70.5% in the second quarter.
•
The company initiated a new marketing campaign focused on patient safety and cost control, which recognized Memorial Hermann Health System, in Houston, Texas for outstanding leadership in patient safety using SonoSite’s bedside ultrasound and customized training scheme.

•
Important new evidence on cost and safety benefits from bedside ultrasound use were presented at the National Patient Safety Congress in Washington D.C. (the most recognized patient safety forum in the United States).

•
VisualSonics introduced the world’s first ultrasound-guided photoacoustic imaging system, which combines optical imaging with high-frequency ultrasound. The Vevo® LAZR system, introduced in March 2011, is designed for pre-clinical cancer research.

EBITDAS, EBITDA and OPERATING INCOME (EBIT)
Second Quarter:
EBITDAS was $6.4 million, 9% of revenue, down 29% over the prior year, and in-line with company guidance related to the start-up of the company’s three-year plan driven “strategic” initiatives.

These new strategic initiatives also impacted EBITDA, and EBIT. EBITDA was $4.6 million, 6% of revenue, a decrease of 41% over the prior year, and EBIT was $2.0 million, 3% of revenue, and down 68% from prior year.

First Half Results
EBITDAS was $15.0 million, 10% of revenue and an increase of 5% over the prior year.

EBITDA was $11.2 million, 8% of revenue, and a decrease of 7% over the prior year.

EBIT was $6.0 million, 4% of revenue, and a decrease of 32% compared to the prior year first half.

EPS
EPS was ($0.08) per share for the second quarter of 2011 versus net income of $0.12 per share in 2010 and was ($0.01) per share for the half versus net income of $0.20 per share in the prior year. Additionally, the prior year’s first half EPS included $1.2 million, or $0.08 per share, in discrete tax benefits related to a favorable resolution of uncertain tax positions. The reduction in year-over-year results was driven by the initiation of the company’s three- year strategic plan in the second quarter.

COMMENTARY
“We had a good quarter although slightly below our internal forecast,” said Kevin M. Goodwin, SonoSite’s President and CEO. “For the first half, we had strong and positive momentum achieving revenue growth of 22%. In the second quarter, we had expectations of an additional $4.0-$5.0 million in revenue, which ended up as rolled-over orders; we also had an expected sequential decline in our typically ‘lumpy’ government business. We anticipate though a strong second half, which will be punctuated with a new product release and the expected return of momentum in our government business.”

Mr. Goodwin continued, “During the quarter, we also announced two key senior management appointments; Jack Sparacio, Chief Operating Officer, and Matthew Damron, Chief Marketing Officer. Both are experienced veterans and are solid new additions. Jack will focus on the continuous pursuit of operating margin gains, while Matt will be the key player in stepping-up our marketing execution globally.”

Marketing Investment Begins:
“Midway through the second quarter, we started a series of new demand generation initiatives; early results have been positive and ‘above trend.’ While still early, these results initially validate our decision to invest in these strategic marketing campaigns.”

Core Business:
“We continue to see strong fundamentals and customer alignment for point-of-care visualization with healthcare reform minded providers from around the USA. We are progressing strongly with a robust new product rollout scheme which will begin this fall,” said Mr. Goodwin.

VisualSonics: Breakout technology
“We also announced in the quarter that VisualSonics launched its new Vevo® LAZR ‘Photoacoustics’ imaging system. This fusion of ‘optical imaging,’ with ultra high-frequency ultrasound, is believed to be a significant breakthrough for pre-clinical cancer research and potentially cancer therapy management in the future.”

“We are highly encouraged by early market insights gained from leading scientists and researchers from around the world, and will now pursue FDA approval for clinical applications with photoacoustics. We see photoacoustics as a major addition to our technology and opportunity portfolio, it will fuel an aggressive pursuit of pre-clinical cancer research markets worldwide in the next two years in our VisualSonics division,” said Mr. Goodwin.

Non-GAAP Measures
This release includes discussions of EBITDA and EBITDAS; these are non-GAAP financial measures. SonoSite believes these measures are a useful complement to results provided in accordance with GAAP. “EBITDA” refers to operating income (EBIT) before depreciation and amortization. “EBITDAS” refers to operating income (EBIT) before depreciation, amortization and stock-based compensation.

Conference Call Information
SonoSite will hold a conference call on July 25th at 1:30 pm PT/4:30 pm ET. The call will be broadcast live and can be accessed via http://www.sonosite.com/company/investors. A replay of the audio webcast will be available beginning July 25th at 5:30 pm PT and will be available until August 8th at 9:59 pm PT by dialing (719) 457-0820 or toll-free (888) 203-1112. The confirmation code 1770051 is required to access the replay. The call will also be archived on SonoSite’s website.

About SonoSite
SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the company is represented by fourteen subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.

Forward-looking Information and the Private Litigation Reform Act of 1995
Certain statements in this press release are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our future financial condition and results of operations and statements regarding planned product launches and the potential market opportunity for these products. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance, are based on potentially inaccurate assumptions and are subject to known and unknown risks and uncertainties, including, without limitation, the risk that we do not achieve the financial results that we expect, the risk we are unable to launch our new products as and when expected, the risk that our existing and new products do not achieve market success and the other factors contained in Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Condensed Consolidated Statements of Operations
(in thousands except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue	$72,713	$61,549	$143,794	$117,526
Cost of revenue	21,479	17,195	42,606	33,475
Gross margin	51,234	44,354	101,188	84,051

Operating expenses:
Research and development	10,646	7,211	20,091	14,808
Sales, general and administrative	38,635	30,996	75,111	60,425
Total operating expenses	49,281	38,207	95,202	75,233

Operating income	1,953	6,147	5,986	8,818

Other loss, net	(3,114)	(2,438)	(5,476)	(4,699)
(Loss) income before income taxes	(1,161)	3,709	510	4,119
Income tax (benefit) provision	(72)	1,834	595	861
Net (loss) income	$(1,089)	$1,875	$(85)	$3,258

Net (loss) income per share:
Basic	$(0.08)	$0.13	$(0.01)	$0.21
Diluted	$(0.08)	$0.12	$(0.01)	$0.20

Weighted average common and potential common shares outstanding:
Basic	13,844	14,601	13,727	15,438
Diluted	13,844	15,100	13,727	15,950

Reconciliation of Non-GAAP Measures - EBITDA and EBITDAS:
Operating income (EBIT)	$1,953	$6,147	$5,986	$8,818
Depreciation and amortization	2,642	1,611	5,230	3,290
EBITDA	4,595	7,758	11,216	12,108

Stock-based compensation	1,774	1,200	3,813	2,208
EBITDAS	$6,368	$8,958	$15,029	$14,317

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	As of
	June 30, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$81,536	$78,690
Accounts receivable, net	77,759	81,516
Inventories	45,152	37,126
Deferred tax assets, current	8,977	7,801
Prepaid expenses and other current assets	14,555	12,384
Total current assets	227,979	217,517

Property and equipment, net	9,393	9,133
Deferred tax assets, net	3,245	4,373
Investment in affiliate	8,000	8,000
Goodwill	40,107	37,786
Identifiable intangible assets, net	44,811	47,423
Other assets	4,772	4,823
Total assets	$338,307	$329,055

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$12,885	$10,597
Accrued expenses	26,141	32,535
Deferred revenue	6,478	6,042
Total current liabilities	45,504	49,174

Long-term debt, net	99,735	97,379
Deferred tax liability, net	2,600	1,811
Deferred revenue	14,215	15,236
Other non-current liabilities, net	12,714	12,565
Total liabilities	$174,768	$176,165

Commitments and contingencies

Shareholders' Equity:
Common stock and additional paid-in capital	307,232	299,005
Accumulated deficit	(149,059)	(148,975)
Accumulated other comprehensive income	5,366	2,860
Total shareholders' equity	163,539	152,890
Total liabilities and shareholders' equity	$338,307	$329,055

Condensed Consolidated Statements of Cash Flow
(in thousands) (unaudited)
	Six Months Ended June 30,
	2011	2010
Operating activities:
Net (loss) income	$(85)	$3,258
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	5,284	3,344
Stock-based compensation	3,813	2,208
Deferred income tax provision	(50)	(1,739)
Amortization of debt discount and debt issuance costs	2,539	2,402
Excess tax benefit from stock-based compensation	(1,123)	(532)
Other	494	(401)
Changes in operating assets and liabilities:
Changes in working capital	(9,237)	12,774
Net cash provided by operating activities	1,635	21,314

Investing activities:
Purchases of investment securities	-	(79,921)
Proceeds from the sales/maturities of investment securities	-	89,298
Purchases of property and equipment	(1,821)	(1,428)
Investment in affiliate	-	(4,000)
Purchase of VisualSonics, Inc., net of cash acquired	-	(61,217)
Net cash used in by investing activities	(1,821)	(57,268)

Financing activities:
Excess tax benefit from exercise stock-based awards	1,123	532
Minimum tax withholding on stock-based awards	(803)	(692)
Stock repurchases including transaction costs	-	(97,715)
Payment of contingent purchase consideration for LumenVu, Inc.	(300)	(425)
Proceeds from exercise of stock-based awards	4,431	3,271
Repayment of long-term debt	(14)	(8,838)
Net cash provided by (used in) financing activities	4,437	(103,867)
Effect of exchange rate changes on cash and cash equivalents	(1,405)	1,233
Net change in cash and cash equivalents	2,846	(138,588)
Cash and cash equivalents at beginning of year	78,690	183,065
Cash and cash equivalents at end of year	$81,536	$44,477

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$2,180	$1,502
Cash paid for interest	$2,160	$2,317